EXHIBIT 99.1

Contact:
Ed Dickinson, Chief Financial Officer 636-916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES AMENDMENT OF CREDIT FACILITY
WITH WELLS FARGO BUSINESS CREDIT

New Supply Agreement Signed With Spirit AeroSystems

ST. LOUIS - February 22, 2006 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today an amendment of its lending arrangement with Wells Fargo Business Credit, Inc. to increase the funds available to the company, reduce the cost of the credit facility and extend its term. The company also announced today that it had entered into a new supply agreement with Spirit AeroSystems, Inc.

The amendment of the credit facility increases LMI’s revolving credit facility from $18 million to $23.3 million, all but $3 million of which is subject to a modified borrowing base calculation. The company currently has about $8 million outstanding on the revolving credit facility. Based upon the terms of the amended credit agreement, LMI has access to approximately $21 million of the revolving credit facility, providing LMI more than $13 million of additional borrowing capability. The interest rate on the revolving credit facility will be at prime, and an interest rate of prime plus 50 basis points will apply if any of the $3 million overadvance is borrowed.

Additionally, the amended credit facility reduces the interest rate on LMI’s term debt of approximately $6.8 million to prime plus 50 basis points from prime plus 400 basis points after payment of a $50,000 fee. The amendment also extends the term of the credit facility by two years, through November 15, 2009.

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“As we benefit from the growing demand for commercial, corporate and military aircraft, some of the major opportunities available to us require investment in tooling and other front-end costs in order to qualify for new business,” said Lawrence E. Dickinson, Chief Financial Officer of LMI. “We intend to use this availability, prior to the completion of our recently announced follow-on offering of common stock, for working capital growth and investment in new programs.”

The company also announced a new supply agreement with Spirit AeroSystems for 2007 and 2008 that formalizes an existing relationship. LMI currently provides Spirit’s Wichita division with sheet metal and extruded aluminum components, primarily for use on the Boeing 737 and 777 models.

Ronald S. Saks, President and Chief Executive Officer of LMI, said, “We are pleased to continue our valued relationship with Spirit AeroSystems. We have supplied components to this facility for more than twenty years, and this is our first agreement with Spirit since it acquired the facility from the Boeing Company.”

Spirit AeroSystems, Inc., a division of Toronto-based Onex Corporation, acquired Boeing’s commercial aircraft operations in Wichita, Kansas, and Tulsa and McAlester, Oklahoma, in 2005. LMI supplies each of the Spirit locations with components from five of its manufacturing locations.

LMI Aerospace, Inc. is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products, primarily for large commercial, corporate and military aircraft. LMI Aerospace manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This press release includes forward-looking statements related to LMI’s outlook for 2006, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004, for more details.

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